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                                                                    EXHIBIT 10.5




                        FIRST AMENDMENT TO LEASE BETWEEN

                      SCIENCE PARK DEVELOPMENT CORPORATION

                                       and

                        GENAISSANCE PHARMACEUTICALS, INC.






Date:    December 1, 1999





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         This First Amendment to Lease (this "FIRST AMENDMENT") is made and entered into as of the 1st day of December, 1999 by and between SCIENCE PARK DEVELOPMENT CORPORATION, a Connecticut corporation having a principal place of business at 25 Science Park, New Haven, Connecticut 06511 (herein referred to as "LANDLORD") and GENAISSANCE PHARMACEUTICALS, INC., a Delaware corporation having a principal place of business at Five Science Park, New Haven, Connecticut 06511 (herein referred to as "TENANT").

         WHEREAS, Landlord and Tenant are parties to a certain Lease dated as of September 15, 1998 (the "LEASE"), pursuant to which Tenant leases from Landlord certain space in the building known as Building 5 North in Science Park, New Haven, Connecticut;

         WHEREAS, Landlord desires to lease to Tenant and Tenant desires to lease from Landlord certain space on the first floor of Building 5 North, which space consists of approximately 7,953 rentable square feet as shown on the floor plan attached hereto as EXHIBIT A-1 and certain mechanical space on the third floor of Building 5 North, which space consists of approximately 156 rentable square feet as shown on the floor plan attached hereto as EXHIBIT A-2 (herein collectively referred to as the "FIRST AMENDMENT SPACE"), upon and subject to the terms, covenants and conditions contained in the Lease as modified by this First Amendment; and

         WHEREAS, Landlord and Tenant desire to amend the Lease in certain respects;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the parties, Landlord and Tenant hereby agree as follows (capitalized terms used herein which are not otherwise defined herein shall have the meaning given to such terms in the Lease):

1.       PREPARATION OF FIRST AMENDMENT SPACE. Landlord, at its expense, shall
         (i) obtain required demolition permits and selectively demolish and remove tenant improvements from the First Amendment Space, (ii) cause to be removed from the First Amendment Space all asbestos, which removal shall be performed in compliance with all applicable Environmental Laws and Title 19a ("Public Health and Well-Being") of the Connecticut General Statutes, including but not limited to Sections 19c-332 through 332e, concerning asbestos, and any regulations promulgated thereunder, (iii) cause to be removed from the First Amendment Space all lead-based paint, which removal shall be performed in compliance with applicable laws, such that as a result of the removal no occupants of Building Five North shall be exposed to airborne lead at levels over the action level, as defined in 29 CFR
         Section 1910.1025, and (iv) otherwise prepare the First Amendment Space for delivery of same to Tenant in a vacant, broom clean condition, free of all furnishings, equipment, litter and debris. Landlord agrees to use its best efforts to deliver exclusive possession of the First Amendment Space to Tenant in the condition specified in the immediately preceding sentence by December 15, 1999.


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2.       LANDLORD'S NOTICE. Promptly after the conditions of Subsections 1(i)
         -(iv) have been satisfied, Landlord will deliver written notice thereof to Tenant ("LANDLORD'S NOTICE") .

3. FIRST AMENDMENT SPACE LEASE COMMENCEMENT DATE. Landlord hereby agrees to lease to Tenant and Tenant hereby agrees to lease from Landlord the First Amendment Space, upon and subject to the terms of the Lease, as modified by this First Amendment. Landlord shall deliver, and Tenant shall accept, exclusive possession of the First Amendment Space on the date Tenant receives Landlord's Notice, which date shall be deemed to be the Lease Commencement Date with respect to the First Amendment Space (the "FIRST AMENDMENT SPACE LEASE COMMENCEMENT DATE").

4. FIRST AMENDMENT SPACE. Commencing on the First Amendment Space Lease Commencement Date, the Leased Premises shall be deemed to include the First Amendment Space for all purposes under the Lease, and the terms, covenants and conditions of the Lease, as modified by this First Amendment, shall govern the rights, obligations and liabilities of Landlord and Tenant with respect to the First Amendment Space. The Leased Premises, as described in Section 1.1(a) of the Lease and as shown on Exhibits A-1 and A-2 of the Lease, are sometimes referred to in this First Amendment as the "ORIGINAL LEASED PREMISES".

5. CONFIRMATION OF TERM & EXTENSIONS. Landlord and Tenant hereby agree that the Rent Commencement Date with respect to the Original Leased Premises was March 1, 1999 and the Expiration Date of the initial 5-year Term of the Lease with respect to the entire Leased Premises, including the Original Leased Premises and the First Amendment Space, is February 28, 2004. The two 5-year Extension Options granted in
         Section 2.2 of the Lease shall apply to the entire Leased Premises, including the Original Leased Premises and the First Amendment Space. Tenant may not exercise an Extension Option with respect to less than the entire Leased Premises.

6. FIRST AMENDMENT SPACE RENT COMMENCEMENT DATE. Subject to extensions pursuant to Sections 2.3B. and 2.3C. of the Lease, the Rent Commencement Date with respect to the First Amendment Space (the "FIRST AMENDMENT SPACE RENT COMMENCEMENT DATE") shall mean the earlier of: (i) the date of the issuance of a temporary or permanent certificate of occupancy for the First Amendment Space, or (ii) five (5) months after the date of Tenant's receipt of Landlord's Notice. In interpreting the provisions of Sections 2.3B and 2.3C of the Lease to this Amendment, the term, "Interior Work" as used therein shall mean, "Interior Work" as defined herein, and the term, "Rent Commencement Date" as used therein shall mean, "First Amendment Space Rent Commencement Date" as defined herein. At the request of either Landlord or Tenant, Landlord and Tenant shall execute and deliver to each other a writing confirming the First Amendment Space Lease Commencement Date and the First Amendment Space Rent Commencement Date.


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7.       RENT.

               (a) In accordance with the provisions of this First Amendment, Tenant shall pay to Landlord base rent for the First Amendment Space commencing on the First Amendment Space Rent Commencement Date and thereafter as follows:

--------------------------------------------------------------------------------
       LEASE YEAR            BASE RENT/RSF       MONTHLY RENT       ANNUAL RENT
--------------------------------------------------------------------------------
   1 3/1/99 - 2/28/00            $11.40             $ 7,704          $ 92,443
--------------------------------------------------------------------------------
   2 3/1/00 - 2/28/01            $12.20             $ 8,244          $ 98,930
--------------------------------------------------------------------------------
   3 3/1/01 - 2/28/02            $13.05             $ 8,819          $105,822
--------------------------------------------------------------------------------
  4-5 3/1/02 - 2/28/04           $16.05             $10,846          $130,149
--------------------------------------------------------------------------------

                  (b) Commencing on the First Amendment Space Rent Commencement Date and continuing thereafter until the Expiration Date of the Lease, Tenant shall: (i) pay to Landlord Base Rent for the First Amendment Space at the same rate per rentable square foot as Tenant is required to pay from time to time with respect to the Original Leased Premises, as more particularly set forth in Section 7(a) hereof; (ii) pay for electricity and gas consumed within the First Amendment Space in accordance with Section 3.4 of the Lease, (iii) pay Additional Rent with respect to the First Amendment Space in accordance with Section
         3.5 of the Lease, and (iv) a portion of the Taxes in accordance with
         Article 4 of the Lease, as hereby amended.

                  (c) In addition, commencing in the sixth Lease Year, with respect to First Amendment Space only, Tenant shall pay Tenant's OE Share (as hereinafter defined) of increases in Operating Expenses over the Base Expense Year in accordance with the terms of Article 37 of the Lease, as amended by this First Amendment.

8.       DEFINITIONS.

                  (a) The second sentence of Section 4.1(a) of the Lease is hereby deleted and substituted therefor is, "The Building shall mean Building 5 North and Building 5 South."

                  (b) The first sentence of Section 4.1(d) of the Lease is hereby deleted and substituted therefor is the following:


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                           "TENANT'S PRO-RATA SHARE" shall mean a fraction, the
                           numerator of which shall be the total number of rentable square feet in the Leased Premises, as same may increase or decrease from time to time, and the denominator of which shall be the total number of rentable square feet in Building 5 North and Building 5 South combined, as same may increase or decrease from time to time; Landlord represents that as of the date hereof the combined area of Building 5 North and Building 5 South measured in rentable square feet is 102,938 rentable square feet.

                  (c) The Term " Property defined in Section 1.1(a) of the Lease is also known as Map 256, Block 0393 and Lot 00100 in the New Haven Tax Assessor's office.

9. TAX PAYMENT; ENTERPRISE ZONE The text of Section 4.2 of the Lease is hereby deleted and substituted therefor is the following:

                  (a)      TAX PAYMENT.

                           (i) Commencing on the Rent Commencement Date up to
                  the day immediately preceding the First Amendment Space Rent Commencement Date, with respect to the Original Leased Premises, Tenant shall pay to Landlord as Additional Rent due hereunder, for any Tax Year, any part of which shall occur during the Term or any Extension Term, an amount (the "TAX PAYMENT") equal to: (i) Tenant's Pro-Rata Share (as defined in the Lease without reference to the First Amendment) of the Taxes attributable to the land underlying the Building that constitutes part of the Property and those portions of the Building that do not constitute improvements made by, or on behalf of Tenant or other tenants (collectively, the "BASE BUILDING"), plus 100% of the Taxes attributable to the Tenant's Work (as defined under the Lease without reference to the First Amendment).

                           (ii) Commencing on the First Amendment Space Rent
                  Commencement Date with respect to the entire Leased Premises including the Original Leased Premises and the First Amendment Space, Tenant shall pay to Landlord as Additional Rent due hereunder, for any Tax Year, any part of which occurs after the First Amendment Space Rent Commencement Date and during the Term or any Extension Term, an amount (also the "TAX PAYMENT") equal to: (i) Tenant's Pro-Rata Share (as defined in this Lease as amended by the First Amendment) of the Taxes attributable to the Base Building; plus (ii) 100% of the Taxes attributable to all of the Tenant's Work (which for purposes of the balance of this


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                  Article 4, unless specified to the contrary, shall mean
                  Tenant's Work both as defined under this Lease and under the First Amendment).

                           (iii) Landlord shall request the New Haven Tax
                  Assessor's informal opinion regarding apportionment of the Taxes among the Base Building and the Tenant's Work in order to calculate the Tax Payment due under subsections 4.2(a)(i) and 4.2(a)(ii) above. Absent manifest error, the New Haven Tax Assessor's opinion shall be binding on the parties. If the New Haven Tax Assessor refuses to participate in such apportionment, the Landlord shall make the initial determination, and if Tenant disagrees therewith, Tenant shall pay its portion of the Taxes in accordance with Landlord's determination without prejudice, and shall otherwise have the same right to audit and challenge Landlord's determination as Tenant has with respect to Landlord's determination of the Enterprise Zone benefit pursuant to Section 4(d) below.

                  (b) ENTERPRISE ZONE BENEFITS. Notwithstanding anything to the contrary contained herein, Tenant shall be entitled to apply for Enterprise Zone tax treatment with respect to the Tenant's Work and the Building 5 Improvements, and Landlord shall cooperate with Tenant in connection with any such application. Tenant shall be entitled to 100% of the benefits available from the Enterprise Zone program with respect to the Tenant's Work and Tenant's Pro-Rata Share of the benefits available from the Enterprise Zone program with respect to the Building 5 Improvements. All Enterprise Zone benefits to which Tenant is entitled hereunder shall reduce the Tax Payments due from Tenant hereunder. Landlord shall request the New Haven Tax Assessor's opinion, formal or informal, regarding apportionment of the Enterprise Zone tax benefits among the Tenant's Work (with reference to the cost of the Tenant's
                  Work) and the Building 5 Improvements (with reference to the cost of the Building 5 Improvements). Absent manifest error, the New Haven Tax Assessor's opinion shall be binding on the parties.

                  (c) APPORTIONMENT OF BENEFITS.If the New Haven Tax Assessor is unable or unwilling to apportion the benefits of the Enterprise Zone program to Tenant's Work separate and apart from the Building 5 Improvements, Landlord, again with reference to the cost of the Tenant's Work and the Building 5 Improvements, shall apportion the Enterprise Zone benefits among the Tenant's Work and the Building 5 Improvements and Tenant shall share in such benefits in accordance with the provisions of subsection (b) above.

                  (d) AUDIT RIGHT. If Tenant disagrees with Landlord's determination of the Enterprise Zone benefits attributable to the Building 5


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                  Improvements and/or to the Tenant's Work (in the absence
                  of a determination by the New Haven Tax Assessor), Tenant shall pay its Taxes without prejudice, and may give
                  Landlord notice that it disputes Landlord's determination. Within forty-five days following Landlord's receipt of such notice, Tenant shall have the right to audit Landlord's calculations. If the parties fail to agree on the correct measure of Enterprise Zone benefit due Tenant, either party may submit the dispute to binding arbitration under the commercial leasing rules of the American Arbitration Association with three (3) arbitrators, each having at least ten (10) years of commercial real estate leasing experience in New Haven County. If the arbitrators award Tenant Enterprise Zone benefits that are three (3%) percent or greater than the amount Tenant would have received under Landlord's original determination, Landlord shall pay all costs of the arbitration, including Tenant's reasonable attorneys fees, otherwise, Tenant shall pay all costs of the arbitration including Landlord's reasonable attorneys fees.

10. TAX RELIEF. Section 4.4 of the Original Lease is hereby deleted and substituted therefor is the following: "Tenant shall be entitled to Tenant's Pro-Rata Share of any real estate tax relief or other forms of assistance or relief that may be negotiated by Landlord with the City of New Haven in connection with the refurbishment of Building 5 North and Building 5 South and the underlying land that is part of the tax parcel containing Building 5 North and Building 5 South."

11. THE BUILDING. The phrase "Building 5 North" in Section 11.4 of the Original Lease is replaced by the phrase "Building 5 North and Building 5 South".

12. PARKING. The rental of the First Amendment Space will include the use of twenty-five (25) parking spaces in addition to the eighty (80) parking spaces provided for under the Lease, for a total of one hundred five (105) parking spaces, all of which parking spaces shall be made available to Tenant as of the date Tenant takes occupancy of the First Amendment Space for the purpose of conducting its business therein. The term "TENANT'S PARKING SPACES" as used in the Lease shall mean said 105 parking spaces, of which four (4) spaces shall be designated with signage as being reserved for Tenant's visitors. The four (4) spaces designated as Tenant's visitor parking shall be in addition to the fifteen (15) spaces reserved for Tenant's exclusive use pursuant to
         Section 1.2 of the Original Lease. Tenant's Parking Spaces shall be located in the areas shown on EXHIBIT A-4 attached hereto and made a part hereof. Tenant shall use Tenant's Parking Spaces in common with the other tenants of Science Park (except for its 15 reserved spaces and its visitor parking spaces which are for Tenant's exclusive use), but shall have the right to use all of Tenant's Parking Spaces within the areas shown on EXHIBIT A-4 at all times during the Term, and any Extension Term.


                                       6


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13.      AS-IS CONDITION. Subject to completion of the Landlord's obligations set forth in this First Amendment, including without limitation, completion of the Interior Work, as set forth in this First Amendment, Landlord shall tender Tenant possession of the First Amendment Space in its then "as is" condition and Tenant agrees to accept possession of the First Amendment Space in its then "as is" condition, broom clean.

14.      LANDLORD'S WORK AND INTERIOR WORK.

                  (a) Pursuant to the provisions of Sections 2.4B, 2.4E - H and
         2.6 of the Lease, Landlord, at its expense, shall undertake the work described on EXHIBIT B-1 [CONTINUED] and EXHIBIT B-3 attached hereto and made a part hereof (collectively, the "LANDLORD'S WORK").

                  (b) As part of the Landlord's Work that Landlord is obligated to perform hereunder, Landlord hereby agrees to complete all of the work described on EXHIBIT B-3 attached hereto and made a part hereof (the "INTERIOR WORK"). Landlord hereby agrees to complete the Landlord's Work in a good and workmanlike fashion. Except as otherwise provided herein to the contrary, Tenant relies on no warranties or representations, express or implied, of Landlord or any agent or other party associated with Landlord as to its condition or repair, or as to taxes or any other matter relating to the First Amendment Space, except as otherwise expressly provided in the Lease, as modified by this First Amendment. Substantial completion of the Landlord's Work shall be evidenced by issuance of a certificate of occupancy. Landlord and Tenant shall each use their best efforts to collectively cause Fusco Corporation and Svigals Associates to coordinate the Interior Work with the Tenant's Work (as defined in Article 12 of this First Amendment) with respect to the First Amendment Space in order not to delay completion of the Tenant's Work with respect to the First Amendment Space. That portion of the Landlord's Work, not including the Interior Work, shall be finished pursuant to the existing time requirements for completion of the Landlord's Work under the Original Lease.

                  (c) It shall be Landlord's obligation to perform the Interior Work at Landlord's expense. Landlord shall use its best efforts to substantially complete all of the Interior Work by the First Amendment Space Rent Commencement Date. In addition, Landlord represents that all electrical, mechanical, plumbing and other building systems serving the First Amendment Space will be in working order on the First Amendment Space Rent Commencement Date. In addition, Landlord's representation regarding compliance with laws set forth in the second sentence of
         Section 8.1 of the Original Lease is hereby deemed repeated with regard to the Landlord's Work, as is the limitation on Tenant's remedy set forth in the balance of said Section 8.1.

15. TENANT'S WORK. Tenant, at Tenant's expense, agrees to make improvements to the First Amendment Space pursuant to plans and specifications approved by Landlord. Such improvements shall be deemed "TENANT'S WORK" and such plans and specifications shall be deemed "TENANT'S PLANS", and the terms of Section 2.7(a) of the Lease shall govern


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         the approval of same. Tenant shall proceed with reasonable due diligence to perform Tenant's Work following funding of Tenant's new loan from Connecticut Innovations, Inc. (the "NEW CII LOAN") and the issuance of a building permit therefor.

16. LIMITATION ON LANDLORD'S LIABILITY. Notwithstanding anything to the contrary contained in the Lease or this First Amendment, if the Science Park Development Corporation transfers fee simple title to the Property, voluntarily or involuntarily, or if the Landlord converts from a non-profit to a profit organization, the Lease shall be amended by deleting Sections 11.3A and 11.3B in their entirety and substituting therefor the following:

                           A. Landlord shall not be liable to Tenant, and to the
                  fullest extent allowed by law, Tenant, for itself and its employees, contractors, subcontractors, agents, licensees and invitees hereby waives any and all claims, actions and causes of action which they or any of them may have now or in the future arising from Landlord's negligence including, without limitation, claims for damages resulting from loss of life, bodily injury or damage to any property on or about the Property or the approaches, entrances, streets, sidewalks or corridors thereto, except as herein otherwise provided and except that the foregoing shall not apply in the event of breach of this Lease by, or gross negligence of, and/or willful misconduct of Landlord, its employees or agents. Tenant shall promptly notify Landlord of any defective condition in the Building of which it becomes aware.

                           B.  [INTENTIONALLY OMITTED]

17. SUBORDINATION AND NON-DISTURBANCE. As used herein, the term "LANDLORD'S LENDERS" shall mean and refer to the Connecticut Housing Finance Authority ("CHFA"), the Connecticut Development Authority ("CDA") and each future lender who may from time to time extend credit to Landlord which extensions of credit may be secured in whole or in part by a mortgage, deed of trust, ground lease or other security interest affecting the real property of which the First Amendment Space is a part. Tenant's obligations under this First Amendment are subject to receipt of non-disturbance agreements: (A) from CDA, simultaneously with the execution and delivery of this First Amendment, and (B) from CHFA, both of which shall be substantially similar in form and content to the form of Non-Disturbance, Subordination and Attornment Agreement attached as EXHIBIT H and made a part of the Lease. Provided CHFA and CDA execute and deliver said non-disturbance agreements, the Lease, as modified by this First Amendment, shall be subject and subordinated to:
         (a) all security interests in favor of CHFA and CDA affecting the Leased Premises, including without limitation the First Amendment Space, or the property of which the Leased Premises are a part, and (b) all present and future mortgages, deeds of trust and other security interests, including leasehold mortgages, granted by Landlord in favor of CHFA and CDA and affecting the Leased Premises, including without limitation the First Amendment Space, or the property of which the Leased Premises are a part. Tenant agrees to execute, at no expense to Landlord, any instrument which may reasonably be deemed necessary or desirable by Landlord, CHFA or CDA or to further effect the subordination of the Lease, as modified by this First Amendment, to any such security interest, provided however, Tenant's non-disturbance rights are not affected. The Tenant's failure to strictly comply with this section will constitute an Event of Default under this Lease.

18.      NEW CII LOAN   A.Tenant has a commitment from CII for a new loan in the
         amount of $2,720,000 to finance construction of the Tenant's Work in both the First Amendment Space and other space in Building 5 South.
         Section 15.1B of the Lease is hereby modified to permit Tenant to assign its right, title and interest in and to the First Amendment without Landlord's consent to CII as collateral security for the New CII Loan, or to any Tenant's Lender as collateral security for a similar loan to Tenant. Tenant's Lender, including, without limitation, CII shall be entitled to assign its rights under the First Amendment or to sublet the First Amendment Space to any entity, subject to the provisions set forth in subsections 15.1B(a)-(d) of the Original Lease.

         B. Upon at least five (5) business days notice, Landlord, at its expense, hereby agrees to enter into a new Consent and Intercreditor Agreement substantially similar in form and substance to the Intercreditor Agreement (as defined in Section 15.5(d) of the Original Lease) but relating to the New CII Loan and the First Amendment.

         C. Upon the closing of the New CII Loan, Landlord agrees to execute and deliver an affidavit (a) verifying the nonexistence of any tenants' rights in the First Amendment Space, (b) verifying the nonexistence of any security interests in personal property and fixtures that form a part of the First Amendment Space, other than the rights therein, if any, of CDA and CHFA as the current Landlord's Lenders, and United States Department of Commerce, Economic Development Administration and
         (c) that Landlord has no notice of any facts or circumstances not of record which could give rise to the claim of any third party to rights of adverse possession or use over the First Amendment Space or any part thereof in derogation of Landlord's title. Upon the execution of this First Amendment, Landlord further agrees to obtain and deliver a subordination of mechanic's liens, subordinated as to the lien in favor of CII, executed by any contractor(s) who have furnished any labor, services or materials in connection with construction or repair work to the Building on behalf of Landlord and would have a right to file a mechanic's lien that would have priority over the mortgage filed in connection with the New CII Loan.

19. SIGNS. Article 28 of the Original Lease is hereby amended by designating same as subsection "A" and adding the following as a new second paragraph:

                  B. Notwithstanding anything to the contrary contained herein, Tenant shall have the exclusive right to install a sign with its name and logo on the outside of the Building that is clearly visible from the streets bounding the Building. Landlord shall have the right to approve such sign, and such approval shall not be unreasonably


                                       9


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                  withheld. Tenant, at its sole cost and expense, shall be
                  responsible for obtaining any approvals required by applicable law in connection with having any such sign, and shall remove such signage at the expiration of the Term, as same may be extended. Tenant, at its expense, shall use reasonable diligence to restore the facade of the Building to the condition it was in at the time Tenant installed the sign, reasonable wear and tear and loss by fire or other casualty excepted.

20. AMENDED NOTICE OF LEASE. Article 30 of the Lease is hereby amended to provide that at the request of either party, the notice of lease relating to the Lease shall be amended to reflect the addition of the First Amendment Space.

21. HVAC SERVICE. The text of Article 36 of the Lease is hereby deleted and substituted therefor is the following:

         "A. Landlord, at its sole cost, shall operate the Building's boilers and chillers to supply hot and chilled water sufficient to operate Tenant's air-conditioning, heating and ventilating systems ("TENANT'S HVAC SYSTEM") and Landlord's heating, ventilating and cooling systems serving the common areas of the Building Monday through Friday from 8:00 a.m. to 6:00 p.m. ("BUSINESS HOURS"). Landlord, at its expense, may install submeters or energy measuring devices (on the two chillers, the boilers, and on the hot and chilled water supply lines that serve Tenant's HVAC System) to measure the energy supplied to the Tenant's HVAC System. Landlord, at its expense, shall also operate the boilers and chillers to supply hot and chilled water to Tenant's HVAC System and other systems serving the said common areas outside Business Hours. Landlord's responsibility as to costs of operating the boilers and chillers outside of Business Hours shall be without regard to the requirement to supply Tenant's after-hours HVAC requirements and only to the extent required to maintain temperatures within the Building at off-hours setback points normal for an office building.

         B. If required for Tenant's laboratory requirements, Landlord shall operate the boilers and chillers 24 hours a day, 365 days a year to provide heated and chilled water to Tenant's HVAC System. Tenant shall reimburse Landlord as Additional Rent due hereunder for its share of the costs of energy to supply chilled or hot water outside of Business Hours over and above the costs for which Landlord is responsible absent a laboratory requirement pursuant to the last sentence of Section 36A hereof. Tenant's share of the costs of such after-Business Hours operation of the boilers and chillers shall be apportioned daily among those tenants using such services for HVAC outside of Business Hours on the basis of the floor areas of such tenants, after accounting for the basic off-hours needs of the Building to be attributed to the Landlord as set forth in the last sentence of Section 36A hereof. Alternatively, if Landlord installs an energy measuring system to track directly the energy supplied by the chillers and boilers to each of the tenants in the Building requiring hot and cold water outside of Business Hours,


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         over and above the after-hours costs for which Landlord is responsible pursuant to Section 36A hereof, the cost of the energy used shall be computed and billed as Additional Rent based on actual utilization.

         C. Landlord's share of the cost of operation of the boilers and chillers outside of Business Hours shall be determined as promptly as possible after the date hereof by an impartial professional engineer selected by mutual agreement of Landlord and Tenant. Said engineer, at Landlord's expense, shall compute the share of energy costs for the Landlord to maintain the Building outside of Business Hours at normal office building temperatures absent laboratory use and under various weather and temperature conditions over a one-year period. The balance of the costs of such operation outside of Business Hours shall be apportioned proportionately among the Tenants requiring such services on the basis of the tenant's rentable square footage. If a direct energy measurement system is installed to track the after-Business Hours energy requirements of tenants in the Building, the engineer shall establish proper procedures for the utilization of said system so that Landlord and all tenants pay for their proper share of after-hours energy utilization. Landlord shall provide Tenant with a copy of the engineer's report as well as an opportunity to discuss details of the analysis and of the energy management system.

         D. Landlord shall bill Tenant monthly for its share of after-Business Hours operation of the boilers and chillers, commencing on the Rent Commencement Date with respect to the Original Leased Premises, and on the First Amendment Space Rent Commencement Date with respect to the First Amendment Space, throughout the Term as long as Tenant maintains a requirement for hot and chilled water outside of Business Hours. All such billings shall be accompanied by Landlord's calculation of Tenant's share of such cost for each month as well as the appropriate reports from metering and reporting devices.

22. OPERATING EXPENSES. The Lease is hereby amended by adding a new Article 37 as follows:


                         ARTICLE 37. OPERATING EXPENSES

         37.1 DEFINITIONS. As used in this Article, the following terms shall have the following meanings:

                  (a) "First Amendment Space" shall have the same meaning as set forth in the First Amendment to Lease.

                  (b) With respect to the First Amendment Space, "Base Expense Year" shall mean the twelve month period commencing on the date Tenant first occupies the First Amendment Space for purposes of conducting its business therein.

                  (c) "Building" shall mean the entirety of Building 5 North and Building 5 South of Science Park, including any below grade portions thereof.

                  (d) "Operating Expense Year" shall mean each calendar year following the Base Expense Year, all or any portion of which falls within the Term of this Lease, as extended from time to time. Notwithstanding the foregoing, the first Operating Expense Year shall commence on the first day following the expiration of the Base Expense Year and shall end on the following December 31, and the last Operating Expense Year shall end on the last day of the Term. Tenant's obligation under this Article to pay estimated and actual amounts towards Operating Expenses for the first and last Operating Expense Year shall be prorated by multiplying the total estimated or actual (as the case may be) Operating Expenses paid or incurred during the first or last (as the case may be) Operating Expense Year, as well as the total Operating Expenses paid or incurred during the Base Expense Year, by a fraction, the numerator of which shall be the number of days in the first or last (as the case may be) Operating Expense Year, and the denominator of which shall be 365.

                  (e) "Operating Expenses" shall mean all reasonable and customary operating expenses (other than Taxes and Building 5 Improvements) incurred or borne by Landlord in connection with the operation, maintenance and repair of Building 5 North and Building 5 South and the Park Expenses (as hereinafter defined) including:

                  1. Reasonable wages and salaries of all employees below the level of manager engaged in the physical operation and/or maintenance of the Building, including Landlord's portion of social security taxes and any other taxes which may be levied against Landlord on such wages and salaries.

                  2. Property management fees paid or incurred with respect to the Building.

                  3. Costs incurred in connection with supply of electricity to the common areas of the Building

                  4. Costs incurred in connection with the normal and customary use by all tenants of the Building of all energy sources, including gas, water and sewer and hot water charges (but not including those amounts paid directly by Tenant pursuant to this lease or by the tenants of the Building pursuant to their leases).

                  5. The cost of janitorial and office supplies and similar materials used in the operation and/or maintenance of the Building.

                  6. The cost of all maintenance and services incurred in the operation of the Building and all service agreements pursuant thereto, including, but not limited to, protection and security service, window cleaning, tenant area and common area cleaning and janitorial service, plant and landscaping service (to the extent not included in the Park Expenses) including maintenance of the grounds, plantings and replantings (after completion of the Building 5 Work), trash removal and recycling pick-up.

                  7. Insurance premiums for liability, fire and loss of rents insurance for the Building, and insurance premiums for both Workers Compensation Insurance and Unemployment Compensation Insurance covering employees below the level of manager to the extent that their employment related activities are attributable to operation of the Building.

                  8. The cost of all required non-structural repairs, replacements and maintenance in the Building (in each case, to the extent not covered by insurance, manufacturer's or installer's warranties or condemnation proceeds), including but not limited to, window glass, heating and cooling units and systems, bathroom fixtures and all plumbing facilities, all common area interior walls, floors and covering, utility conduits and force mains, signs, elevators, sidewalks and steps, all building service equipment, lighting units and fixtures including bulb and tubes, all other building fixtures and equipment, except to the extent any of the foregoing repairs, replacements or maintenance is necessitated by the acts or omissions of one tenant and except to the extent excluded pursuant to Section 37.1(f) below.

                  9. Any costs incurred by Landlord for any capital improvements, repairs or replacements, other modifications or structural repairs to the Building (not attributable to latent defects or the Building 5 Improvements), which are required by a change in the law or a new law applicable to the Property passed after the First Amendment Space Commencement Date with respect to the First Amendment Space; the costs for any item in this clause, (or series of related items, undertaken within a reasonably short period of time, which, if taken together, would reasonably constitute a single item) shall be amortized over the maximum useful life of such item(s), in accordance with the U.S. Internal Revenue Code and Regulations in effect from time to time.

                  10. Any costs incurred by Landlord in making structural repairs, capital improvements or other modifications to the Building (which are not attributable to latent defects or the Building 5 Improvements), which will reduce Operating Expenses; the costs for any such item (or series of related items, undertaken within a reasonably short period of time, which, if taken together, would reasonably constitute a single item) shall be amortized, over the maximum useful life of such item(s), in accordance with the U.S. Internal Revenue Code and Regulations in effect from time to time; provided however, any required annual amortization amount will not exceed the reduction in Operating Expenses realized by Tenant for the relevant Operating Expense Year and the amortization schedule will be extended beyond the maximum useful life, if necessary, to fully amortize same.

                  (f) Notwithstanding anything to the contrary contained in the Lease as amended, "Operating Expenses" and "Park Expenses" (as hereinafter defined) shall not include:

                  1. Items which are the direct responsibility of any tenant or are caused by the intentional or negligent act of any tenant, its agents, licensees or business invitees;

                  2. Expenses of alterations to any portion of the Building for the accommodation of a specific tenant or tenants;

                  3. All third party costs and expenses of leasing space in the Building, including, without limitation, legal fees and broker's commissions and advertising, and the salary of any employee of Landlord dedicated exclusively to leasing space in Science Park;

                  4. Costs actually covered by Landlord's insurance or other manner of reimbursement and for which payment is received by Landlord;

                  5. The cost of any capital improvement, repair or replacement except as specifically provided in Sections 37.1(e) 9 and 10 above;

                  6. Cost attributable to the Building 5 Improvements;

                  7. Costs incurred due to Landlord violations of any of the terms and conditions of any leases in the Building and/or costs attributable to enforcing leases against tenants in the Building, such as attorney's fees, court costs, adverse judgments and similar expenses;

                  8. Overhead and profit paid to subsidiaries or affiliates of the Landlord for management services or materials to the extent that the costs of those items would not have been paid had the services and materials been provided by unaffiliated parties on a competitive basis;

                  9. Debt service on any mortgages of the Landlord and rental under any ground or underlying lease and charges and fees incurred by Landlord in connection with the procurement and recording of any such mortgage or ground or underlying lease, and amortization of debt;

                  10. Repairs and other work occasioned by fire, or other casualty or condemnation, whether or not the Landlord is reimbursed by insurance proceeds or condemnation award;

                  11. Any costs, fines or penalties incurred due to violations by Landlord of any governmental rule or authority and the defense of same;

                  12. All items and services for which Landlord is reimbursed under other leases for space in the Building, or under other provisions of this Lease; and/or

                  13. Notwithstanding anything to the contrary herein set forth, the cost of any environmental remediation, monitoring, cleanup, testing, reporting, investigation or study, or any damages payable by Landlord.

                  (g) "Controllable Operating Expenses" shall mean all Park Expenses and all Operating Expenses, except for the cost of utility charges (electricity, gas, water and sewer) and insurance included in the definition of Operating Expenses.

                  (h) "Operating Expense Cap" shall mean that Tenant shall not be charged for any increase in Controllable Operating Expenses in excess of five (5%) percent over the Controllable Operating Expenses for the Base Expense Year, with respect to the first Operating Expense Year, or in excess of five (5%) percent over the Controllable Operating Expenses for the immediately preceding Operating Expense Year, with respect to each succeeding Operating Expense Year.

                  (i) "Tenant's OE Share" with respect to the First Amendment Space shall mean a fraction, the numerator of which shall be the total number of rentable square feet in the First Amendment Space and the denominator of which shall be the total number of rentable square feet in the Building, which Landlord represents is currently 102,938 rentable square feet.

                  (j) "Park Expenses" shall mean a fraction (equal to the rentable area of the Building divided by the rentable area of all buildings then owned by Landlord in Science Park including Buildings 4, 5 and 25) of the reasonable and customary overhead, administrative and operating expenses (other than Operating Expenses that are not Park Expenses, Taxes and Building 5 Improvements) incurred or borne by Landlord in connection with the operation and maintenance of the Property (as defined in Section 1.1 of the Original Lease) and including, without limitation, employee salaries up to and including the level of building manager, together with the reasonable salary of the executive director of the Landlord (subject to the provisions of Section 37.2 hereof), security guard services, snow plowing of the driveways and parking areas and landscaping maintenance. Landlord hereby represents that currently the said fraction described above is equal to approximately 30.00%.

         37.2 GROSS-UP PROVISION. If the Building is not fully occupied during all or a portion of the Base Expense Year, Landlord shall, in accordance with sound accounting and management practices, determine the amount of Operating Expenses that would have been included in the Base Expense Year if the Building had been fully occupied, and the amount so determined shall be deemed to be the Operating Expenses incurred in the Base Expense Year. In addition, if the Building is not fully occupied during all or a portion of any Operating Expense Year, Landlord may, in accordance with sound accounting and management practices, determine the amount of Operating Expenses that would have been paid or incurred had the Building been fully occupied, and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year. Notwithstanding anything to the contrary contained herein, once the Landlord hires an Executive Director, the reasonable salary of the Executive Director shall be added to the Park Expenses included in each Base Expense Year.

         37.3 OPERATING EXPENSE PAYMENTS. In addition to Base Rent and other Additional Rent due and payable by Tenant pursuant to the other provisions of this Lease, Tenant shall pay to Landlord , as Additional Rent, commencing in the fifth (5th) Operating Expense Year, an amount equal to Tenant's OE Share of the amount of Operating Expenses paid or incurred by Landlord during each Operating Expense Year in excess of the amount of Operating Expenses paid or incurred by Landlord during the Base Expense Year; provided, however, that for purposes of the calculations made under this
                  Article: (i) in no event shall Tenant be charged for Operating Expenses in excess of the Operating Expense Cap; and (ii) in no event shall Landlord charge Tenant more than Tenant's OE Share of 100% of the actual cost of Operating Expenses incurred by Landlord. Operating Expenses for partial Operating Expense Years shall be divided by the number of months in such partial year and multiplied by twelve (12) for purposes of determining whether the Operating Expense Cap has been exceeded.

         37.4 ESTIMATED OE PAYMENTS. Additional Rent due and payable by Tenant to Landlord pursuant to this Article shall be paid in the following manner:

                  (a) Landlord shall reasonably estimate in advance the amounts Tenant shall owe under this Article for any full or partial Operating Expense Year. Beginning in the fifth Operating Expense Year, Tenant shall pay such estimated amounts, on a monthly basis, on or before the first day of each calendar month during the fifth and each following Operating Expense Year. Such estimate may be reasonably adjusted from time to time by Landlord.

                  (b) Within 120 days after the end of each Operating Expense Year, or as soon thereafter as practicable, Landlord shall provide a statement (the "STATEMENT") to Tenant showing: (i) the amount of actual Operating Expenses for such Operating Expense Year, with a listing of amounts for major categories of Operating Expenses, and such amounts for the Base Expense Year, (ii) any amount paid by Tenant towards Additional Rent payable under this Article during such Operating Expense Year on an estimated basis, (iii) any revised estimate of Tenant's obligations for Operating Expenses for the current Operating Expense Year, and (iv) a calculation of whether the Operating Expense Cap has been exceeded.

                  (c) If the Statement shows that the estimated payments made by Tenant during the Operating Expense Year were less than Tenant's actual obligations for the payment of Additional Rent under this Article for such Year, Tenant shall pay the difference. If the Statement shows an increase in Tenant's estimated payments for the current Operating Expense Year, Tenant shall pay the difference between the new and former estimates, for the period from the first day of the then-current Operating Expense Year through the month in which the Statement is sent, subject to the Operating Expense Cap.

                  Tenant shall make such payments within thirty (30) days after the Statement is deemed to have been given under the terms of this Lease.

                  (d) If the Statement shows that Tenant's estimated payments exceeded Tenant's actual obligations for the payment of Operating Expenses under this Article, or if for some reason Tenant's estimated payments exceeded the Operating Expense Cap, then Tenant shall receive a credit for the difference against payments of rent next due. If the Term shall have expired and no further rent shall be due, Tenant shall receive a refund of such difference, within sixty (60) days after Landlord sends the Statement. Notwithstanding anything to the contrary contained herein, if Tenant's estimated payments would cause the Operating Expense Cap to be exceeded, Tenant shall only be obligated to make estimated payments up to the Operating Expense Cap with respect to each Operating Expense Year.

                  (e) No delay by Landlord of nine (9) months or less in providing the Statement (or separate statements) shall be deemed a default by Landlord or a waiver of Landlord's right to require payment of Tenant's obligations under this Article. After such nine (9) month period, Landlord shall be estopped from billing for past Operating Expenses. In no event shall a decrease in Operating Expenses below the Base Expense Year amount ever decrease the monthly Base Rent, or give rise to a credit in favor of Tenant.

         37.5 BOOKKEEPING AND AUDITING. Landlord shall maintain records respecting Operating Expenses and determine the same in accordance with sound accounting and management practices, consistently applied. Tenant or its representative shall have the right to examine those books and records of Landlord and any managing agent reasonably necessary for purposes of auditing the Statement in question, provided Tenant gives Landlord reasonable prior notice specifying the particular respects in which the Statement is claimed to be incorrect. Such examination shall take place during normal business hours at the place or places where such records are normally kept with forty-five (45) days following such notice from Tenant. Each Statement shall be considered final, except as to matters to which exception is taken after examination of Landlord's records in the foregoing manner and within the foregoing times. If Tenant takes exception to any matter contained in the Statement as provided herein, Landlord shall refer the matter to an independent certified public accounting firm having a national practice, whose certification as to the proper amount shall be final and conclusive as between Landlord and Tenant. Tenant shall promptly pay the cost of such certification unless such certification determines that Tenant was overbilled by more than two (2%) percent. Pending resolution of any such exceptions in the foregoing manner, Tenant shall continue paying, without prejudice to Tenant's position, Tenant's OE Share of the excess of Operating Expenses paid or incurred during the applicable Operating Expense Year over the applicable Base Expense Year in the amounts determined by Landlord, subject to adjustment after any such exceptions are so resolved, and subject to the Operating Expense Cap.

         37.6 SURVIVAL. The parties obligations set forth in this Article 37 shall survive the expiration or earlier termination of this Lease for a period of one year, but such survival shall not be deemed to effect the waiver set forth in Section 37.4(e) hereof.

23. EFFECT. The Lease, as modified by this First Amendment, remains in full force and effect.

24. MERGER. All understandings, letters of intent or agreements between Tenant and Landlord, which predate this First Amendment are merged herein. No oral statements or representations or prior written communications by or between the parties dealing with the subject matter of this First Amendment shall be binding or effective. This First Amendment and the Lease are the sole and complete expression of the agreement between Landlord and Tenant as to the subject matter thereof.

25. SEVERABILITY. If any of the provisions of this First Amendment, or its application, is held by any court or in arbitration to be invalid or inapplicable, such decision shall not affect any other term, provision, covenant or condition of this First Amendment. Notwithstanding the foregoing, if the invalid provision has the effect of reducing the rent to be paid by Tenant, Landlord may cancel the Lease.

26. GOVERNING LAW. The laws of the State of Connecticut will govern the interpretation of this First Amendment.

27. BINDING NATURE. This First Amendment shall be binding upon the parties hereto and upon their heirs, administrators, executors, successors and assigns, and shall not be construed against the party that drafted it. The paragraph headings are for the parties' convenience and shall not be deemed to effect the meaning of this First Amendment or otherwise.

         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the day and year first above written.


SCIENCE PARK DEVELOPMENT CORPORATION


By:      /s/ Dennis C. Lyndon
         ------------------------
         Dennis C. Lyndon
         Director of Development
         Duly Authorized




GENAISSANCE PHARMACEUTICALS, INC.


By:      /s/ Kevin Rakin
         -----------------------
         Kevin Rakin
         Executive Vice President
         Duly Authorized

Pursuant to Section 34.2 of the Lease dated September 15, 1998 by and between Science Park Development Corporation and Genaissance Pharmaceuticals, Inc., the undersigned hereby consent to the foregoing First Amendment to Lease.




CONNECTICUT DEVELOPMENT AUTHORITY


By:      /s/ Richard R. Barredo             Date: 12/14/99
         ----------------------
         Print Name: Richard R. Barredo
         Print Title: Senior Vice President


THE CONNECTICUT HOUSING FINANCE AUTHORITY


By:      /s/ Gary E. King                   Date: 12/16/99
         ----------------------
         Print Name: Gary E. King
         Print Title: President and
                      Executive Director


CONNECTICUT INNOVATIONS, INC.


By:      /s/ Victor Budnick                 Date: 12/14/99
         -----------------------
         Print Name: Victor Budnick
         Print Title: President and
                      Executive Director

                                   EXHIBIT A-1

                       FLOOR PLAN OF FIRST AMENDMENT SPACE
                          FIRST FLOOR BUILDING 5 NORTH

                             EXHIBIT A-2 [CONTINUED]

                       FLOOR PLAN OF FIRST AMENDMENT SPACE
                         THIRD FLOOR BUILDING FIVE NORTH

                                   EXHIBIT A-4

                           LOCATION OF PARKING SPACES

                             EXHIBIT B-1 [CONTINUED]

                       LANDLORD'S WORK - BUILDING 5 NORTH

1. Building 5 North's entryway, including its exterior door, will be renovated to include painting, new carpeting, acoustical ceilings.

2. All non-double pane windows will be replaced to match the new windows at Building 5 North.

3.       The fire alarm system will be updated as required by code

4.       The roof will be repaired or replaced as required

                                   EXHIBIT B-3

                      INTERIOR WORK - FIRST AMENDMENT SPACE


1. Piping and supply of chilled and hot water sufficient to operate Tenant's HVAC system will be installed up to the First Amendment Space.

2. Modifications and/or upgrades to fire alarm system and sprinkler system if required by fire marshal.

3.       Installation of hot water supply and return.

4.       Installation of baseboard heating system.

5.       Window replacement work.